UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 5, 2006

APAC Customer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	0-26786	36-2777140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Six Parkway North, Deerfield, Illinois		60015
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	847-374-4980

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 5, 2006, APAC Customer Services, Inc. (the "Company") entered into Amendment No. 6 (the "Amendment") to the Amended and Restated Loan and Security Agreement (the "Loan Agreement") by and between LaSalle Bank National Association, as Agent ("LaSalle") and the Company, dated as of October 31, 2005.

Pursuant to the Loan Agreement, as amended by the Amendment, LaSalle agreed to increase the maximum revolving loan limit from $30 million to $35 million on December 5, 2006 and ultimately to $37.5 million on April 1, 2007. The increased borrowing availability is provided through the addition of three special accommodations (the "Special Accommodations") totalling $12.5 million.

Under the terms of the Loan Agreement, as amended by the Amendment, the maximum revolving loan limit consists of two components and the Company may borrow: (i) up to $30 million, decreasing to $25 million on January 1, 2007, based on the amount of eligible accounts receivable from its clients (the "Receivables Line"); and (ii) an additional $5 million, increasing to $10 million on January 1, 2007 and further increasing to $12.5 million on April 1, 2007 under the Special Accommodations. The Special Accommodations and the maximum revolving loan limit will begin to reduce monthly on July 31, 2007 by an amount specified in the Loan Agreement, as amended by the Amendment; provided that the maximum revolving loan limit will never be less than $27.5 million. Since the Special Accommodations are not dependant on the amount of the Company's eligible accounts receivable from clients, based on management's current expectations, the Amendment increases the Company's borrowing capacity under the Loan Agreement by $5 million as of December 5, 2006, $10 million as of January 1, 2007 and $12.5 million as of April 1, 2007.

Interest on the borrowings under the Loan Agreement, as amended by the Amendment, will continue to bear interest at a floating rate based on the London Interbank Rate or an alternate base rate defined in the Loan Agreement, as amended by the Amendment. Borrowings under the Special Accommodations will bear a higher rate of interest than borrowings under the Receivables Line.

Pursuant to the terms of the Amendment, LaSalle also agreed to adjust certain financial covenants by: (i) amending the definitions of Capital Expenditures; EBITDA and Fixed Charges; (ii) eliminating the tangible net worth covenant; (iii) adding an EBITDA covenant and a leverage covenant; and (iv) amending certain other covenants, including the maximum restructuring cash dispursements covenant, and fixed charge coverage covenant.

For more details regarding the terms of the Amendment refer to the Amendment which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this filing in its entirely.

Item 7.01 Regulation FD Disclosure.

On December 11, 2006, the Company issued a press release regarding the execution of the Amendment. A copy of the Press Release is attached hereto at 99.1 and is hereby incorporated by reference in this filing in its entirety.

After giving effect to the Amendment, the Company expects that its cash balances, cash flow from operations and available borrowings under the Loan Agreement will be sufficient to meet projected operating needs, repay debt obligations as they become due and fund the expansion of its operations in Manila, The Philippines. The Company continues to explore the optimal capital structure that will position it for growth in the longer term. There can be no assurance that the Company will take any action to further adjust its capital structure or the timing or terms and conditions of any such transaction.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Amendment No. 6 to Amended and Restated Loan and Security Agreement by and among LaSalle Bank National Association, as Agent, and APAC Customer Services, Inc., as Borrower, dated December 5, 2006.

Exhibit 99.1 Press Release, dated December 11, 2006, of the Company.

This document contains forward-looking statements within the meaning of the Private Securities Litiggation Reform Act of 1995. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management, are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks, uncertainties and other factors, which may cause actual events and results to differ materially from historical results or the future results expressed or implied by the forward-looking statements. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The information included in Exhibit 99.1 hereto shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filings made under the Securities Act of 1933, except as expressly set forth by specific reference to any such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

December 8, 2006	By:	George H. Hepburn III

Name: George H. Hepburn III
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 6 to Loan and Security Agreement by and among LaSalle Bank National Association, as Agent, and APAC Customer Services, Inc., as Borrower, dated December 5, 2006.
99.1	Press Release, dated August 11, 2006, of the Company.